EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) is made and entered into effective as of January 1, 2004 (the “Effective Date”) to the Employment Agreement referenced below by and between Warren Resources, Inc. (“Company” or “Employer”), and Timothy A. Larkin, an individual (“Employee”) (together the “Parties”).

RECITALS

WHEREAS, the Parties had entered into an Employment Agreement effective on January 1, 2001 (the “Original Agreement”); and

WHEREAS, the Parties now want to amend the Original Agreement to make such changes as are specifically covered herein and as specifically identified in italics.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section  6 (b) is hereby deleted and revised to read in its entirety as follows:

(b)                                 Incentive Bonus Compensation.  In addition to the Base Compensation to which the Employee is entitled under Section 6(a), the Employee shall be eligible to be awarded incentive bonus compensation (the “Bonus Compensation”) with respect to each calendar year or portion thereof during which the Employee was employed by the Company hereunder equal to up to and including 100% of the Employee’s Base Compensation.  The criteria for determining the amount of the Bonus Compensation shall be determined by mutual agreement between the Employee and the Chief Executive Officer and be approved by the Compensation Committee of the Board of Directors. Incentive Bonus Compensation shall be paid within 90 days following the end of the calendar year.

Section 8(f) is hereby deleted and revised to read in its entirety as follows:

(f)                                    Effect of Termination.

(i)                                     In the event of a termination of the Employee’s employment with the Company hereunder for any reason, in addition and subject to the provisions of Sections 8(a), 8(b), 8(c) and 8(d), the Employee shall be entitled to receive all Base Compensation and accrued benefits owing through the date of termination in accordance with the Company’s normal practices then in effect.

(ii)                                  In the event of a termination of the Employee’s employment without Cause pursuant to Sections 8(b), 8(c) or 8(d) above, the Company shall also pay the Employee severance compensation in accordance with Section 8(b) above.  Furthermore, if the Employee is terminated without Cause, or the employment ceases under Section 8(c) or 8(d), all unvested options granted to the Employee pursuant to the Equity Incentive Plan shall become fully vested.

(iii)                               In the event of a termination of the Employee’s employment with the Company hereunder for Cause pursuant to Section 8(a) above, all rights of the Employee under this Agreement shall immediately terminate and the Company shall have no further obligations hereunder, subject to Section 8(f)(i) above and this provision. Furthermore, if the Employee is terminated for Cause, all unvested options granted to the Employee pursuant to the Equity Inventive Plan shall terminate.

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Except as set forth in this Amendment, the Original Agreement shall remain in full force and effect and references in the Original Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, and words of like effect shall mean the Original Agreement as so amended by this Amendment.

This Amendment may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original and all of which signed counterparts, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date referenced above.

EMPLOYER:

WARREN RESOURCES, INC.

By: /s/ Norman F. Swanton
Name: Norman F. Swanton
Title: Chief Executive Officer

/s/ Timothy A. Larkin
Timothy A. Larkin